UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2026

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 Ecolab Place, Saint Paul, Minnesota		55102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 1-800-232-6522

(Not applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	ECL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Term Credit Agreement

On April 10, 2026, Ecolab Inc. (“Ecolab”) entered into a term credit agreement (the “Credit Agreement”) with various financial institutions, as lenders, and Citibank, N.A., as administrative agent, providing for a $4.75 billion unsecured committed delayed draw term loan credit facility. Under the terms of the Credit Agreement, Ecolab may only use the proceeds of loans under the Credit Agreement to (a) finance the previously announced acquisition of Frigeo Holdings LLC (“Frigeo”) and repay certain existing indebtedness of Frigeo in connection therewith, pursuant to the Agreement and Plan of Merger, dated March 20, 2026, by and among Ecolab, Ecolab U.S. 15 LLC, a wholly owned subsidiary of Ecolab, Frigeo, and KKR Frigeo Aggregator L.P. (solely in its capacity as equityholder representative), and (b) to pay fees, costs and expenses incurred in connection with such acquisition and the transactions contemplated by the Credit Agreement.

Rates for borrowing under the Credit Agreement are dependent on Ecolab’s credit ratings and are based, at Ecolab’s election, upon whether the borrowing is a Term SOFR Loan, Daily Simple SOFR Loan or a Base Rate Loan, each as defined in the Credit Agreement. Term SOFR Loans will bear interest at an adjusted forward-looking term rate based on the secured overnight financing rate (“SOFR”) as administered by CME Group Benchmark Administration Limited plus an applicable margin ranging from 0.75% to 0.875%, depending on Ecolab’s credit ratings. Daily Simple SOFR Loans will bear interest at an adjusted backward-looking rate based on SOFR as administered by the Federal Reserve Bank of New York plus an applicable margin ranging from 0.75% to 0.875%, depending on Ecolab’s credit ratings. Base Rate Loans will bear interest at a rate per annum equal to the greatest of (a) the prime rate, (b) the New York Federal Reserve Bank rate plus 1/2 of 1%, and (c) an adjusted term SOFR rate for a one-month interest period plus 1%. In addition, under the terms of the Credit Agreement, Ecolab agreed to pay the lenders a ticking fee during the Ticking Fee Accrual Period, as defined in the Credit Agreement. The ticking fee rate will range from 0.06% to 0.08% per annum, depending on Ecolab’s credit ratings.

The Credit Agreement contains a financial covenant that requires Ecolab to maintain a minimum interest expense coverage ratio, measured as of the end of each four-quarter period. The Credit Agreement also contains customary conditions to funding, events of default, affirmative covenants and negative covenants, including restrictions on liens and subsidiary indebtedness.

In the ordinary course of their respective businesses, one or more of the lenders under the Credit Agreement, or their affiliates, have or may have various relationships with Ecolab and its subsidiaries involving the provision of financial services, including cash management, investment banking and trust services, for which they received, or will receive, customary fees and expenses.

The description of the Credit Agreement set forth above is only a summary of its material terms and does not purport to be complete, and is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated into this Item 1.01 by reference. The Credit Agreement is not intended to be a source of factual, business or operational information about Ecolab or its subsidiaries. The representations, warranties and covenants contained in the Credit Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the parties, including being qualified by disclosures for the purpose of allocating contractual risk between the parties instead of establishing matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors or security holders. Accordingly, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description	Method of Filing

(10.1)	Term Credit Agreement, dated April 10, 2026, by and among Ecolab Inc., the financial institutions party thereto as lenders from time to time, and Citibank, N.A., as administrative agent.	Filed herewith electronically.

(104)	Cover Page Interactive Data File.	Embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.

Date: April 15, 2026	By:	/s/ Youhao Dong
Name: Youhao Dong
Title: Assistant Secretary